PROMISSORY NOTE- CMC XXI-  Amended 7-17-09
Indigo-Energy, Inc.

$225,000 (Two Hundred Twenty Five Thousand Dollars)	Dated: 3-10-2009
Principal Amount	State of Nevada

Funding Date- On or before March 10, 2009
Due Date-  March 10, 2011

FOR VALUE RECEIVED, Two Hundred Twenty Five Thousand Dollars ($225,000), the undersigned, Indigo-Energy, Inc., a Nevada Corporation, located at 701 N. Green Valley Parkway, Suite 200, Henderson, NV 89074 (Borrowers) hereby promises to pay to the order of Carr-Miller Capital (Maker) the sum of $225,000 (Two Hundred Twenty Five Thousand Dollars).  The purpose of this funding is to meet the requirement of the Global Finance Agreement Section 2. a. ii) partial payment for the second of six funding commitments.  Said sum shall be paid in the manner following:

Amended 07-17-2009- Twenty-Five Thousand Dollars ($25,000) of this Note shall be for General and Operating Expenses and is not part of the Global Finance Agreement tranch 2 and shall require the issuance of 10 shares per dollar of contribution or 250,000 shares, said shares to carry the 144 legend restriction.

This Promissory Note shall bear simple Interest at ten percent (10%) per annum from the Funding Date to the Due Date.

At the Due Date Borrower will repay the Note in the following manner:

Borrower will repay the Principal Amount along with outstanding Interest due within 10 days of the Due Date via check to the Makers address.  Borrower may pre-pay this note at any time without penalty by payment of Principal Amount and pro-rata interest.

This Note shall at the option of the Maker be immediately due and payable upon the occurrence of any of the following:

1-	Breach of any condition of any of the security interest.
2-	Upon the insolvency, dissolution, or liquidation of the Borrowers.

In the event this note shall be in default, and placed with an attorney for collection, then the Borrower agrees to pay all reasonable attorney fees and costs of collection. Payments not made within 10 days of due date shall be subject to a late charge of 10% of said payment.  All payments hereunder shall be made to the Maker.

The Borrowers agree to be fully bound hereunder until this note shall be fully paid and waive demand, presentment and protest and all notices thereto and further agrees to remain bound, notwithstanding any extension, renewal, modification, waiver, or other indulgence by the Maker or upon the discharge or release of the Borrowers, or upon the exchange, substitution, or release of any collateral granted as security for this Note.  No modification or indulgence by Maker shall be binding unless in writing, and any indulgence for one occasion shall not be an indulgence for any other or future occasion.  This Note shall take effect as a sealed instrument and shall be construed, governed, and enforced in accordance with the laws of the State of Nevada.

Signed the date recorded below:

Stanley L. Teeple, CFO	Date
Indigo-Energy, Inc.

Accepted by Maker:

Carr-Miller Capital	Date	TIN

PromNoteCMC Xxi- Amend